Exhibit 10.7

AGREEMENT FOR SERVICES

THIS AGREEMENT (the "Agreement") is made and entered into effective October 26, 2006, by and between Global Green Solutions (the "Client"), a Canadian corporation, located at 789 W. Pender Street,, Suite 110, Vancouver BC Canada V6C 1H2 and McCloud Communications, LLC (“MCCLOUD”), a California limited liability company, headquartered at 2082 Business Center Drive, Suite 170, Irvine, California, 92612-1113. In consideration of the mutual promises and covenants contained in this Agreement, Client and MCCLOUD agree as follows:

	a.	Consulting Services. During the term of this Agreement, Client appoints MCCLOUD as its investor and financial relations agency. In that capacity, MCCLOUD will design, budget, schedule, and implement, at Client's direction, investor relations, financial communications, consulting and other related services or projects that may be defined and agreed upon in writing by both parties from time-to-time ("Services") for Client as outlined the Addendum A, Proposal for Services.

2.	Consideration. In consideration of the Services, Client agrees to pay MCCLOUD the consideration described as follows:

	a.	McCloud is proposing approximately 40 hours per month at an initial rate of $5,000 per month increasing to $6,000 per month after six months or when the company is listed on the American Exchange, whichever comes first. Upon signing of the Agreement, Global Green will issue 50,000 shares of restricted stock to McCloud. The stock will vest at 12,500 shares per quarter over the 12 month period beginning on the date this Agreement is signed. Global Green will also provide McCloud 150,000 warrants with a strike price of $1.40 and a five year expiration date. Note that the monthly fee is exclusive of road shows.

	b.	Hourly Fees. MCCLOUD bases its charges to the Client on an hourly basis for the Services provided under this Agreement. MCCLOUD’s current hourly rates are defined in the following schedule:

Position	Hourly Rate
Agency Principal	$250.00
Account Manager	150.00
Account Executive	95.00
Account Coordinator	35.00
Consultants under contract with McCloud	125.00 to 225.00

MCCLOUD and Client agree that upon the expiration of the initial term of this Agreement as defined in Section 3, Term, below, MCCLOUD may, with (60) sixty days written notice to Client, change the Hourly Fees listed above.

MCCLOUD and Client further agree that Client will be billed monthly in advance an Estimated Monthly Fee of $5,000 for the ongoing Services provided Client under this Agreement and that the Hourly Fees for the ongoing Services provided each month will be charged against the Estimated Monthly Fee at MCCLOUD’s then current hourly rates. After the initial six-month period or when the Client moves to the American Exchange or NASDAQ, whichever comes first, the Estimated Monthly Fee will increase to $6,000.

2082 business center drive | suite 170 | irvine | ca | 92612
tel: 949.553.9748 | fax: 949.553.9408 | www.mccloudcommunications.com

	c.	Project Fees. Fees for special projects will be negotiated on an ad hoc basis and must be mutually agreed upon in writing by Client and MCCLOUD. A special project may be a one-time fixed fee project with negotiated performance and billing milestones (e.g. preparation of an annual report, slide presentation, or any other service not defined as a part of the on-going Services to be performed by MCCLOUD).

3.	Term. The term of this Agreement is twelve (12) months and can be terminated by either party upon sixty (60) days written notice.

4.	Deposits, Expenses and Invoicing.

	a.	Per the terms outlined below, Client agrees to reimburse MCCLOUD thirty (30) days from date of invoice for any expenses that MCCLOUD may incur on behalf of Client and that are invoiced to Client by MCCLOUD. Expenses include, but are not limited to: telephone, faxes, photocopies, printing, postage, shipping charges, travel, meals and entertainment, and products or services purchased from outside suppliers on Client's behalf, etc.

Expenses, other than reasonable charges for telephone, fax, photocopying, shipping, postage, wire service and fax service, such as email dissemination of news releases, must be approved in writing and in advance by Client. To the extent practical, all purchases of outside products and services, including, but not limited to, printing, typography, photography, artwork, slides, wire service, fax service and/or e-mail dissemination services, and charges for news releases, will be billed directly to Client by outside suppliers. To the extent direct billing is impractical, products or services purchased and paid for by MCCLOUD on Client's behalf will be billed to Client without agency markup. If Client requests that MCCLOUD buy advertising space; MCCLOUD will retain any media commissions typically given to agencies. Media commissions are rebated by the media and not billed to Client.

	b.	Except for Estimated Monthly Fee invoices, which are due and payable in advance upon receipt, all invoices are due and payable ten (10) days from date of invoice. Invoices are considered delinquent if not paid within sixty (60) days from date of invoice. Should an invoice become more than sixty (60) days past due, MCCLOUD may charge Client a late charge equal to one (1) percent per month of the total amount due for said invoice until said invoice is paid in full, including any late charges. Should Client’s account become seriously past due, MCCLOUD may suspend providing Services until the account is made current.

Client will be invoiced early each month and may receive as many as three or more separate invoices for any one month:
i.	An invoice for the agreed upon Estimated Monthly Fee billed in advance each month.

ii.	An invoice(s) for expenses incurred on Client's behalf during the current or previous month. Outside expenses will be invoiced without markup. Facsimiles and photocopies will be invoiced according to MCCLOUD's then current rates.

In the event of the termination of this Agreement by either party or by mutual agreement, Client agrees to pay to MCCLOUD according to the terms of this Agreement; and in any event, not later than thirty (30) days after termination, all amounts due and payable to MCCLOUD.

2082 business center drive | suite 170 | irvine | ca | 92612
tel: 949.553.9748 | fax: 949.553.9408 | www.mccloudcommunications.com

5.	Indemnification. Client agrees to indemnify, defend and hold harmless MCCLOUD and/or any partner, director, member, officer, employee or other representative of MCCLOUD from and against and in respect of any and all losses, claims, demands, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities or expenses (including court costs and reasonable legal fees and expenses of counsel chosen by MCCLOUD) which MCCLOUD may incur based on information, representations, reports or data furnished to MCCLOUD by employees, officers or directors of Client, to the extent that such material is furnished, prepared, approved and/or used by MCCLOUD. Notwithstanding the above, neither MCCLOUD nor MCCLOUD’s partners, directors, members, officers, employees nor any other representatives, are agents or employees of the Client.

6.	Liability. It is expressly understood and agreed to by Client that neither MCCLOUD, nor any partner, director, member, officer, employee or any other representative, shall incur any financial responsibility or liability of any kind or nature whatsoever in connection with or arising out of this Agreement or any subsequent agreement by and between the parties relating to the subject matter hereof, except for financial responsibility or liability arising out of gross negligence, recklessness or willful misconduct.

7.	Employee Recruiting. It is expressly understood and agreed to by Client and MCCLOUD that during the term of this Agreement and for six (6) months thereafter, neither MCCLOUD nor Client will solicit or recruit for hire any employee of the other party without prior written consent. It is further agreed that such written consent, if given, must be obtained prior to any discussions with any such employee. Client and MCCLOUD also agree that should either party hire any employee of the other’s during the term of this Agreement and for six (6) months thereafter, the hiring party shall pay to the other party thirty (30) percent of the first full year’s compensation that would be paid to said employee by the hiring party. The aforementioned payment shall be immediately due and payable upon the commencement date of employment with the hiring company.

8.	Survival. The representations, warranties, covenants and agreements contained in or made pursuant to Sections 5, 6 and 7 of this Agreement shall survive the termination of this Agreement.

9.	Termination. This Agreement may be terminated upon sixty (60) days written notice by either party. Termination of the Agreement by MCCLOUD shall not limit any other right or remedy which MCCLOUD may have under this Agreement, at law or in equity.

10.	Integration; Amendment. This Agreement constitutes the complete Agreement of the parties with respect to the subject matters referred to herein and supersedes all prior or contemporaneous, negotiations, promises, covenants, agreements or representations of any nature whatsoever with respect thereto, all of which become merged and finally integrated in this Agreement. Each of the parties understands that in the event of any subsequent litigation, controversy or dispute concerning any of the terms or provisions of this Agreement, no party shall be permitted to offer or introduce any oral evidence concerning any other oral promises or oral agreements between the parties relating to the subject matter of this Agreement not included or referred to herein and not reflected in a writing. This Agreement cannot be amended, modified or supplemented except by a written document signed by both parties.

11.	Attorney’s Fees. If a dispute should arise under this Agreement, the prevailing party in any court action arising out of the subject matter of this Agreement shall be entitled to all costs and reasonable attorney’s fees incurred in defending or prosecuting such action. This award of attorney’s fees shall include all amounts incurred in defending, protecting or enforcing the prevailing party’s rights, including all such fees incurred before any cause of action is filed. The prevailing party shall also have the right to recover all costs and reasonable attorney’s fees incurred in collecting any judgment arising out of this Agreement.

2082 business center drive | suite 170 | irvine | ca | 92612
tel: 949.553.9748 | fax: 949.553.9408 | www.mccloudcommunications.com

12.	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or by telecopy (FAX), and by mail and addressed to:

The Client at:
789 W. Pender St,, Suite 110
Vancouver BC Canada V6C 1H2
Phone: 604.408.0153
Fax: 604.685.6940
Attention:

or to MCCLOUD at:
2082 Business Center Drive
Suite 170
Irvine, California 92612-1113
Telephone: (949) 553-9748
Fax: (949) 553-9408
Attention: Marty Tullio

All notices complying with this section shall be deemed to have been received on the date of delivery if delivered by hand or telecopy (FAX).

13.	Governing Law. This Agreement shall be governed by the laws of the State of California.

14.	Submission to California Jurisdiction. All parties hereto consent to the jurisdiction of the California Superior and Municipal Courts for the County of Los Angeles over the person of each party for the purposes of enforcement of this Agreement. All parties agree that service of process on a party, which complies with California law as to valid service of process, shall be sufficient to constitute valid service for all purposes.

15.	Choice of Forum. Both parties agree that any litigation, which shall arise out of this Agreement, shall take place in a court of competent jurisdiction in Los Angeles County, California.

16.	Savings Clause. In the event that any of the terms, conditions or covenants contained in this Agreement shall be held to be invalid, any such invalidity shall not affect any other terms, conditions or covenants contained herein, each of which shall remain in full force and effect.

17.	Headings. The headings of the sections of this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

18.	Multiple Originals. This Agreement may be signed in counter parts and may be executed in multiple copies, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.	Facsimile Copies. This Agreement shall be deemed to be effective upon receipt by each party by facsimile (Fax) of fully executed and signed copies of the Agreement provided that the fully executed originals of this Agreement with original signatures are supplied to each party within fifteen (15) days thereof.

2082 business center drive | suite 170 | irvine | ca | 92612
tel: 949.553.9748 | fax: 949.553.9408 | www.mccloudcommunications.com

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and the year first written above.

MCCLOUD COMMUNICATIONS, LLC, a California limited liability company
By: Marty Tullio, Managing Partner

Signature	Date

Global Green Solutions Inc. a Canadian (British Columbia) corporation
By, Name, Title

Signature	Date

2082 business center drive | suite 170 | irvine | ca | 92612
tel: 949.553.9748 | fax: 949.553.9408 | www.mccloudcommunications.com